EXHIBIT 5.1
October 3, 2007
Board of Directors
Duke Energy Corporation
526 S. Church Street
Charlotte, NC 28202
Dear Gentlemen:
     I am Assistant General Counsel of Duke Energy Corporation, a Delaware corporation (the “Company”). I am a member in good standing of the North Carolina State Bar.
     I have advised the Company in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”), filed with the Securities and Exchange Commission on October 3, 2007. The Registration Statement relates to the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of an indeterminate amount of common stock, par value $0.001 per share (“Common Stock”) and unsecured debt securities (“Debt Securities”), together the “Securities.” For this purpose, I have examined such company records and other documents, and have made such investigations of law as I have considered necessary or appropriate for the purposes of this opinion.
     Based upon the foregoing, I am of the opinion that the issuance of the Securities has been duly authorized by the Company and
(i)	when necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued and delivered in accordance with the applicable underwriting or other agreement, such shares of Common Stock will be validly issued, fully paid and nonassessable; and

(ii)	when the terms of each specific series of Debt Securities have been established in accordance with the instruments governing such Securities and approved and authorized (including any necessary regulatory approvals), and when the Debt Securities of each series have been duly executed by the Company and authenticated as provided in the instruments governing such Securities and duly paid for and delivered pursuant to a sale in the manner described in the Registration Statement relating to the Securities filed under the Act, including the prospectus and any prospectus supplement relating to such series, the Debt Securities will be binding obligations of the Company, enforceable against the company in accordance with their terms (except as the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Validity of the Securities” in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby concede that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/Robert T. Lucas III

Robert T. Lucas III